Exhibit 10.55
NON-DISCLOSURE AGREEMENT
THIS NON-DISCLOSURE AGREEMENT (this “Agreement”) is dated as of [_____________, 2024], by and among Kilroy Realty Corporation, a Maryland corporation (the “Company”), Kilroy Realty, L.P., a Delaware limited partnership (the “Operating Partnership”), and [__________________] (“Employee”).
[This Agreement supersedes and replaces, in its entirety, any Non-Competition, Non-Solicitation and Non-Disclosure Agreement previously entered into by Employee, on the one hand, and the Company and/or the Operating Partnership, on the other hand.]
As a condition of Employee’s employment with the Operating Partnership, its parent, subsidiaries, affiliates, successors, or assigns, and in exchange for Employee’s employment with the Operating Partnership, receipt of the compensation now and hereafter paid to Employee by the Company and/or the Operating Partnership, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.    Noncompetition During Employment.
(a)    At any time during the Period of Employment (as defined below), Employee shall be prohibited from engaging in Competition (as defined below) with the Operating Partnership, the Company or any of their respective subsidiaries and affiliates. For purposes of this Agreement, “Period of Employment” means the period Employee is employed by the Operating Partnership or any of its affiliates.
(b)    The term “Competition” for purposes of this Agreement shall mean the taking of any of the following actions by Employee: (A) conducting, directly or indirectly, real property development, acquisition, sale or management activity if such activity relates to a Material Business (as defined below), whether such business is conducted by Employee individually or as principal, partner, officer, director, consultant, employee, stockholder or manager of any person, partnership, corporation, limited liability company or any other entity; and (B) owning interests in office or life science real property, or large-scale mixed-use real property developments, or other real property which are competitive, directly or indirectly, with any Material Business carried on, directly or through one or more subsidiaries or affiliates or otherwise, by the Operating Partnership or the Company, in the same geographic area.
Notwithstanding the foregoing, the term “Competition” shall be deemed to exclude:
(i)    Employee’s ownership of a passive interest in real property;
(ii)    Employee participating in the following activities: (a) activities relating to real estate development in geographic regions where none of the Operating Partnership, the Company or their respective subsidiaries or affiliates are engaged in business; (b) activities involving products (X) which are not competitive, directly or indirectly, with any Material Business carried on by the Operating Partnership, the Company, or any of their respective subsidiaries or affiliates, (Y) with which none of the Operating Partnership, the Company, or their respective subsidiaries or affiliates are involved, and (Z) which do not conflict with any of the activities of the Operating Partnership, the Company, or their respective subsidiaries or affiliates; (c) any activities in which Employee was engaged prior to a Change in Control (as such term is defined in the Company’s 2006 Incentive Award Plan, as it may be amended from time to time) that were not Competition or for which a waiver was granted by the Board; and (d) serving as a director of a for-profit business engaged in the activities described in Section 1(b)(ii)(a) or Section 1(b)(ii)(b); and
(iii)    Employee becoming a principal, partner, officer, director, consultant, employee, stockholder or manager of any person, partnership, corporation, limited liability company or any other entity, which does not, directly or indirectly, engage in any activity that would be Competition if engaged in by Employee individually.
A “Material Business” is any real property business or segment (e.g., the business of owning, developing, acquiring and/or managing commercial real estate office properties) from which (i) during the preceding 12 months the Operating Partnership and/or the Company derived more than 10% of its revenues (such percentage determined on a pro forma basis for any business acquired during such 12 month period as if the acquisition had occurred at the beginning of such 12 month period), or (ii) it is reasonably expected that the Operating Partnership and/or the Company will derive more than 10% of its revenues during the one (1) year following a Change in Control. Notwithstanding the foregoing, Employee shall have the ability to make investments to protect and maintain his or her tax position for federal income tax purposes in all interests held by Employee in the Operating Partnership at the time of termination of Employee’s employment.
2.    Misuse of Confidential Information. Without the consent in writing of the Company’s Board of Directors (the “Board”), Employee will not, at any time during the Period of Employment and for a period of one (1) year following Employee’s Separation Date (as defined below), acting alone or in conjunction with others, use any Confidential Information to, directly or indirectly (i) induce any customers of the Company or any of its affiliates with whom Employee has had contacts or relationships, directly or indirectly, during and within the scope of his or her employment with the Operating Partnership or any of its affiliates, to curtail or cancel their business with the Company or any such affiliate; (ii) induce, or attempt to influence, any employee of the Operating Partnership or any of its affiliates to terminate employment; or (iii) solicit or assist any third party in the solicitation of, any person who is an employee of the Operating Partnership or any affiliate; provided, however, that activities engaged in by or on behalf of the Company or the Operating Partnership are not restricted by this covenant. The provisions of subsections (i), (ii), and (iii) above are separate and distinct commitments independent of each of the other subparagraphs. This Section 2 also does not limit any general advertising or job posting not directed at any individual or group of employees of the Operating Partnership or any of its affiliates. For purposes of this Agreement, “Separation Date” means the date Employee’s employment by the Operating Partnership or any of its affiliates terminates for any reason (whether with or without cause, voluntarily or involuntarily, or due to death or disability).
3.    Non-Disclosure; Ownership of Work. Employee shall not, at any time during the Period of Employment or at any time thereafter (including following a termination of Employee’s employment for any reason, whether with or without cause, voluntarily or involuntarily, or due to death or disability), disclose, use, transfer, or sell, except in the course of employment with or other service to the Operating Partnership or the Company, any trade secrets, proprietary information, non-public organizational or employee information, or other confidential information belonging or relating to the Company and its affiliates and customers so long as such information has not otherwise been disclosed through no wrongdoing of Employee or an individual under a similar restriction or is not otherwise in the public domain (“Confidential Information”), except as required by law or pursuant to legal process. In addition, nothing herein shall preclude Employee from providing truthful information or documents to a government authority with jurisdiction over the Company or the Operating Partnership in connection with an investigation by that authority, or as to a possible violation of applicable law, as long as (i) the information or documents were not obtained through a communication subject to the attorney-client privilege and (ii) such disclosure is required or permitted by law.  In addition, upon termination of Employee’s employment for any reason, Employee shall return to the Company or its affiliates all documents and other media containing information belonging or relating to the Company or its affiliates. Employee shall promptly disclose in writing to the Company all inventions, discoveries, developments, improvements and innovations (collectively referred to as “Inventions”) that Employee has conceived or made during the Period of Employment; provided, however, that in this context “Inventions” are limited to those which (i) relate in any manner to the existing or contemplated business activities of the Company and its affiliates; (ii) are suggested by or result from Employee’s work at the Operating Partnership or services for the Company; or (iii) result from the use of the time, materials or facilities of the Company and its affiliates. All Inventions will be the Operating Partnership’s (or the Company’s, as the case may be) property rather than Employee’s; provided, however, that the provisions of this Agreement requiring assignment of Inventions to the Company or the Operating Partnership do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit A). Should the Operating Partnership or the Company request it, Employee agrees to sign any document that the Operating Partnership or the Company may reasonably require to establish ownership in any Invention.
4.    Cooperation With Regard to Litigation. Employee agrees to cooperate with the Operating Partnership and the Company, during the Period of Employment or at any time thereafter (including following a termination of Employee’s employment for any reason, whether with or without cause, voluntarily or involuntarily, or due to death or disability), by making himself or herself available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as may be reasonably requested and after taking into account Employee’s post-termination responsibilities and obligations. In the event that the Company asks for Employee’s cooperation in accordance with the terms of this Section 4, the Company will reimburse Employee for reasonable costs and expenses incurred by Employee for Employee’s cooperation under this Section 4.
5.    Non-Disparagement. Employee shall not, at any time during the Period of Employment or for a period of two (2) years following the end of the Period of Employment (regardless of the reason the Period of Employment ends, whether with or without cause, voluntarily or involuntarily, or due to death or disability) make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Employee from making truthful statements that are required by applicable law, regulation or legal process, or where applicable law specifically protects the employee's right to make the statement. Furthermore, this Section 5 does not apply to statements and communications that are made among the Company’s then-current directors and officers.
6.    Forfeiture of Outstanding Options and Other Equity Awards. If Employee fails to comply with the restrictive covenants under Sections 1, 2 or 3 of this Agreement (the date of such failure, the “Noncompliance Date”), all Covered Equity Awards (as defined below) then held by Employee or a transferee of Employee shall (without limiting any other remedy that may be available to the Company or the Operating Partnership in the circumstances) be immediately forfeited and thereupon such Covered Equity Awards shall be cancelled. Notwithstanding the foregoing, Employee shall not forfeit any Covered Equity Award unless and until there shall have been delivered to him or her, within six (6) months after the Board (i) had knowledge of conduct or an event allegedly constituting grounds for such forfeiture and (ii) had reason to believe that such conduct or event could be grounds for such forfeiture, a copy of a resolution duly adopted by a majority affirmative vote of the membership of the Board (excluding Employee) at a meeting of the Board called and held for such purpose (after giving Employee reasonable notice specifying the nature of the grounds for such forfeiture and not less than 30 days to correct the acts or omissions complained of, if correctable, and affording Employee the opportunity, together with his or her counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Employee has engaged in conduct set forth in this Section 6 which constitutes grounds for forfeiture of Employee’s Covered Equity Awards. Any such forfeiture shall apply to the Covered Equity Awards notwithstanding any term or provision of any applicable award agreement. In addition, Employee agrees that all compensation paid or payable to Employee shall be subject to, and Employee agrees to comply with (i) the provisions of the Company’s claw-back policy as in effect from time to time, and (ii) any claw-back required by applicable law. For purposes of this Agreement, a “Covered Equity Award” means a stock option, restricted stock, stock unit, performance unit, profit interest, or other equity award outstanding as of the Noncompliance Date or that was granted to Employee by the Company or the Operating Partnership after the Noncompliance Date.
7.    Protected Rights. Notwithstanding any provision of this Agreement to the contrary (including, without limitation, Sections 3 and 5):
(a)    Nothing in this Agreement is intended to limit Employee’s rights, or any other person’s rights, to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.
(b)    Nothing in this Agreement prevents Employee or any other person from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.
(c)     Nothing in this Agreement is intended to limit Employee’s rights pursuant to California Business and Professions Code Sections 16600 et. seq. To the extent any portion of this Agreement is found to be in conflict with California Business and Professions Code Sections 16600 et. seq., it is void and shall be severed from the remaining portions of this Agreement.

(d)    Nothing in this Agreement prevents Employee or any other person from reporting Confidential Information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, including, but not limited to, disclosures made pursuant to any whistleblower laws.

(e)    Pursuant to the Defend Trade Secrets Act of 2016, Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, the Company and the Operating Partnership will not retaliate against Employee in any way for any such disclosure made in accordance with the law. In the event a disclosure is made, and Employee files any type of proceeding against the Company or the Operating Partnership alleging that the Company or the Operating Partnership retaliated against Employee because of Employee’s disclosure, Employee may disclose the relevant trade secret to Employee’s attorney and may use the trade secret in the proceeding if (i) Employee files any document containing the trade secret under seal, and (ii) Employee does not otherwise disclose the trade secret except pursuant to court or arbitral order.
8.    Clawback Policy. Employee agrees to comply with, and promptly repay to the Company or the Operating Partnership (as applicable) any amounts that are required to be repaid pursuant to, the terms of any recoupment, clawback or similar policy of the Company or the Operating Partnership as such policy may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or other compensation (or cash, shares or other property received pursuant to awards, or value received from a disposition or such shares or other property).
9.    Remedies; Waiver of Jury Trial. Employee agrees that any breach of the terms of this Agreement would result in irreparable injury and damage to the Company or the Operating Partnership for which the Company or the Operating Partnership would have no adequate remedy at law. Employee therefore also agrees that, in the event of said breach or any threat of breach, the Company or the Operating Partnership shall be entitled to an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by Employee and/or any and all persons and/or entities acting for and/or with Employee, without having to prove damages. The availability of injunctive relief shall be in addition to any other remedies to which the Company or the Operating Partnership may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company or the Operating Partnership from pursuing any other available remedies for any breach or threatened breach of this Agreement, including but not limited to the recovery of damages from Employee.
Employee hereby further agrees that, if it is ever determined that willful actions by Employee have constituted wrongdoing that contributed to any material misstatement or omission from any report or statement filed by the Company or the Operating Partnership with the U.S. Securities and Exchange Commission or material fraud against the Company or the Operating Partnership, then (without limiting any other remedies that may be available to the Company or any of its affiliates in the circumstances) the Company or the Operating Partnership, or its or their successor, as appropriate, may recover all of any compensation paid to Employee in connection with such willful misconduct, less the amount of any net tax owed by Employee with respect to such compensation over the tax benefit to Employee from the repayment or return of the compensation, and Employee agrees to repay and return such compensation to the Company or the Operating Partnership within 30 calendar days of receiving notice from the Company or the Operating Partnership that the Board has made the determination referenced above and accordingly the Company or the Operating Partnership is demanding repayment pursuant to this Section 9. The Company or the Operating Partnership, or its or their successor may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from Employee; (ii) to the fullest extend permitted by applicable law, setting off the amount owed to it against any amount of compensation that would otherwise be payable by the Company or the Operating Partnership to Employee; or (iii) any combination of subsections (i) and (ii) above.
10.    Attorneys’ Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, including any appeal of such action or proceeding, in addition to any other relief to which that party may be entitled.
11.    Survival. This Agreement shall survive the termination of Employee’s employment and the assignment of this Agreement by the Operating Partnership or the Company to any successor to their respective business as provided in Section 15.
12.    Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
13.    Governing Law and Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof. Employee expressly consents to personal jurisdiction and venue in the state and federal courts located in the State of California for any lawsuit filed against Employee by the Company or the Operating Partnership arising from or related to this Agreement.
14.    Entire Agreement. This Agreement contains the entire agreement and understanding between the Operating Partnership, the Company and Employee with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, and the parties hereto have made no representations, promises, agreements or understandings, written or oral, relating to the subject matter of this Agreement which are not set forth herein. This Agreement shall not be changed unless in writing and signed by both Employee and an authorized representative of the Operating Partnership and the Company.

15.    Assignment. This Agreement may not be assigned by Employee, but may be assigned by the Operating Partnership and the Company to any successor to their respective business and will inure to the benefit of and be binding upon any such successor.
16.    Notice. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice.
If to the Company:
KILROY REALTY CORPORATION
12200 West Olympic Boulevard, Suite 200
Los Angeles, CA 90064
Attention: SVP, Corporate Counsel

If to Employee, to the address most recently on file in the payroll records of the Operating Partnership.

If the parties by mutual agreement supply each other with fax numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two days after deposit into the mails by delivery to the U.S. Post Office.

17.    Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.
18.    Counterparts. This Agreement may be signed and/or transmitted in one or more counterparts by facsimile, e-mail of a .PDF, .TIF, .GIF, .JPG or similar attachment or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart, and that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. The parties further consent and agree that (1) to the extent a party signs this Agreement using electronic signature technology, by clicking “sign” (or similar acknowledgement of acceptance), such party is signing this Agreement electronically, and (2) that electronic signatures appearing on this Agreement shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures.
19.    Employee’s Acknowledgment. Employee acknowledges (a) that he or she has had the opportunity to consult with independent counsel of his or her own choice concerning this Agreement, and (b) that he or she has read and understands the Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Operating Partnership or the Company other than those contained in writing herein, and has entered into the Agreement freely based on his or her own judgment. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.
[Signature Page Follows]

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the date and year first above written.

KILROY REALTY CORPORATION,
a Maryland corporation

By:
[Name]
[Title]

By:
[Name]
[Title]

KILROY REALTY, L.P.
a Delaware limited partnership

By:	KILROY REALTY CORPORATION,
a Maryland corporation
its general partner

By:
[Name]
[Title]

By:
[Name]
[Title]

EMPLOYEE

[Name]

EXHIBIT A
CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT
“(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)    Result from any work performed by the employee for the employer.
(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”